008 Putnam Convertible Securities Fund
10/31/16 Annual

Because the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A    9,162
Class B	   141
Class C	   813
Class I    *
Class M	   61

72DD2

Class R    91
Class Y	   4,807

* Amount represents less than 1

73A1

Class A    0.488
Class B	   0.307
Class C	   0.309
Class I    0.563
Class M	   0.365

73A2

Class R    0.426
Class Y	   0.549

74U1

Class A    17,921
Class B	   408
Class C	   2,281
Class I    *
Class M	   161

74U2

Class R    218
Class Y	   8,393

* Amount represents less than 1

74V1

Class A    22.55
Class B	   22.10
Class C	   22.29
Class I    22.55
Class M	   22.31

74V2

Class R	   22.45
Class Y	   22.54

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.